As filed with the Securities and Exchange Commission on November 14, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3317668
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

2 Applegate Drive, Robbinsville, New Jersey	08691
(Address of Principal Executive Offices)	(Zip Code)

American Bank Note Holographics, Inc. 2005 Stock Incentive Plan

(Full title of the plan)

Kenneth H. Traub

Chief Executive Officer

American Bank Note Holographics, Inc.

2 Applegate Drive

Robbinsville, New Jersey 08691

(609)632-0800

Copies to:

Paul Jacobs, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York  10103

(212) 318-3000

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share	1,600,000 shares	$5.47	(2)	$8,752,000	$1,031

(1)  This Registration Statement also covers an additional indeterminable number of shares as may be required pursuant to the American Bank Note Holographics, Inc. 2005 Stock Incentive Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2)   The price is estimated in accordance with Rule 457 (h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the average of the high and low prices of the Common Stock as reported on the Over-the-Counter Bulletin Board on November 10, 2005.

part i
information required in the section 10(a) prospectus

The documents containing the information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(i)            our annual report on Form 10-K, for the fiscal year ended December 31, 2004, filed on March 31, 2005;

(ii)           our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iii)          our current reports on Form 8-K filed on April 13, 2005, May 3, 2005, May 20, 2005, May 27, 2005, June 14, 2005, August 4, 2005, September 12, 2005 and September 28, 2005; and

(iv)          the description of the Company’s common stock contained in its Registration Statement on Form 8-A as filed on December 10, 1999 pursuant to Section 12(g) of the Exchange Act.

In addition to the foregoing, all documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    Description of Securities.

Not applicable.

ITEM 5.    Interest of Named Experts and Counsel.

Not applicable.

ITEM 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of officers, directors and employees of a corporation under certain conditions subject to certain limitations. The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The By-laws also provide that the Company may advance expenses to its directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification. The Company carries director and officer liability insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act.

ITEM 7.    Exemption from Registration Claimed.

Not Applicable.

ITEM 8.    Exhibits.

Exhibit No.	Description

4.1	American Bank Note Holographics, Inc. 2005 Stock Incentive Plan

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)

ITEM 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Robbinsville, State of New Jersey on November 14, 2005.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth H. Traub and Mark J. Bonney, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Kenneth H. Traub	President, Chief Executive Officer and Director	November 14, 2005
Kenneth H. Traub	(principal executive officer)

/s/ Mark J. Bonney	Chief Financial Officer (principal financial and accounting officer)	November 14, 2005
Mark J. Bonney

/s/ Salvatore F. D’Amato	Chairman of the Board	November 14, 2005
Salvatore F. D’Amato

/s/ Douglas A. Crane	Director	November 14, 2005
Douglas A. Crane

/s/ Jordan S. Davis	Director	November 14, 2005
Jordan S. Davis

/s/ Fred J. Levin	Director	November 14, 2005
Fred J. Levin

EXHIBIT INDEX

Exhibit No.	Description

4.1	American Bank Note Holgraphics, Inc. 2005 Stock Incentive Plan

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)